SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No. _______)

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[X]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission
      Only (as permitted by Rule 14a 6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            Emclaire Financial Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
 [X] No fee required
 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
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     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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 [ ] Fee paid previously with preliminary materials.
 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:
--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:
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     (4) Date Filed:

                            EMCLAIRE FINANCIAL CORP.
                                 612 MAIN STREET
                          EMLENTON, PENNSYLVANIA 16373


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO THE SHAREHOLDERS OF EMCLAIRE FINANCIAL CORP.:

         Notice is hereby given that the Annual Meeting of Shareholders of Emclaire Financial Corp. (the "Corporation") will be held at 9:00 a.m., local time, on Wednesday, April 22, 2009, at the Farmers National Bank of Emlenton, 612 Main Street, Emlenton, Pennsylvania 16373, for the following purposes:

         1. To elect four (4) directors to serve for three-year terms and until their successors are duly elected and qualified;

         2. To ratify the selection of Beard Miller Company LLP, Certified Public Accountants, as the independent auditors of the Corporation for the fiscal year ending December 31, 2009;

         3. To approve, on a non-binding advisory basis, the compensation of the Corporation's named executive officers as described in the proxy statement; and

         4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

         Only those shareholders of record at the close of business on March 2, 2009 will be entitled to notice of and to vote at the Annual Meeting.

         A copy of the Corporation's Annual Report for the fiscal year ended December 31, 2008 is being mailed with this notice.

       IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
        THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 2009

         The proxy materials for the Annual Meeting of Shareholders of Emclaire Financial Corp., including the proxy statement and the Corporation's Annual Report for the fiscal year ended December 31, 2008, are available over the Internet at www.emclairefinancial.com.

         You are urged to mark, sign, date and promptly return your proxy in the enclosed envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Corporation in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person if you attend the meeting.

                                By Order of the Board of Directors,


                                /s/ William C. Marsh
                                ------------------------------------------------
                                William C. Marsh
                                Chairman, President and Chief Executive Officer

March XX, 2009

                    PROXY STATEMENT FOR THE ANNUAL MEETING OF
                     SHAREHOLDERS TO BE HELD APRIL 22, 2009


                                     GENERAL

Introduction, Date, Place and Time of Meeting

         This Proxy Statement is being furnished for the solicitation by the Board of Directors of Emclaire Financial Corp. (the "Corporation"), a Pennsylvania business corporation, of proxies to be voted at the Annual Meeting of Shareholders of the Corporation to be held at the main office of the Farmers National Bank of Emlenton (the "Bank"), 612 Main Street, Emlenton, Pennsylvania 16373, on Wednesday, April 22, 2009, at 9:00 a.m. local time, or at any adjournment or postponement of the annual meeting.

         The main office of the Corporation is located at 612 Main Street, Emlenton, Pennsylvania 16373. The telephone number for the Corporation is (724) 867-2311. All inquiries should be directed to William C. Marsh, Chairman, President and Chief Executive Officer. This Proxy Statement and the enclosed form of proxy are first being sent to shareholders of the Corporation on March XX, 2009. This Proxy Statement and the Annual Report for the fiscal year ended December 31, 2008 are available at www.emclairefinancial.com.

Solicitation

         The proxy solicited hereby, if properly signed and returned to us and not revoked prior to its use, will be voted in accordance with your instructions contained in the proxy. If no contrary instructions are given, each proxy signed and received will be voted in the manner recommended by the Board of Directors and, upon the transaction of such other business as may properly come before the annual meeting, in accordance with the best judgment of the persons appointed as proxies. Proxies solicited hereby may be exercised only at the annual meeting and any adjournment of the annual meeting and will not be used for any other meeting. Execution and return of the enclosed proxy will not affect a shareholder's right to attend the annual meeting and vote in person.

         The cost of preparing, assembling, mailing and soliciting proxies will be borne by the Corporation. In addition to the use of the mail, certain directors, officers and employees of the Corporation intend to solicit proxies personally, by telephone and by facsimile. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by these persons, and, upon request there for, the Corporation will reimburse them for their reasonable forwarding expenses.

Right of Revocation

         A shareholder who returns a proxy may revoke it at any time before it is voted by: (1) delivering written notice of revocation to Raymond M. Lawton, Secretary, Emclaire Financial Corp., 612 Main Street, Post Office Box D, Emlenton, Pennsylvania 16373, telephone: (724) 867-2311; (2) executing a later-dated proxy and giving written notice thereof to the Secretary of the Corporation or (3) voting in person after giving written notice to the Secretary of the Corporation.

Voting Securities and Quorum

         At the close of business on March 2, 2009, the voting record date, the Corporation had outstanding 1,431,404 shares of common stock, $1.25 par value per share. A majority of the outstanding shares in person or by proxy will constitute a quorum at the annual meeting.

         Only our shareholders of record, at the close of business on the voting record date, will be entitled to notice of and to vote at the annual meeting. On all matters to come before the annual meeting, each share of common stock is entitled to one (1) vote.

         Directors are elected by a plurality of the votes cast with a quorum present. The persons receiving the greatest number of votes of the holders of common stock represented in person or by proxy at the annual meeting will be elected director. The affirmative vote of a majority of the total votes present in person or by proxy is required for approval of the proposal to ratify the appointment of the independent registered public accounting firm and the proposal to approve, on a non-binding advisory basis, the compensation of the Corporation's named executive officers.

         With regard to the election of directors, you may vote in favor of or withhold authority to vote for one or more nominees for director. Votes that are withheld in connection with the election of one or more nominees for director will not be counted as votes cast for such individuals and accordingly will have no effect. An abstention may be specified on the proposal to ratify the appointment of Beard Miller Company LLP as our independent registered public accounting firm for 2009. Abstentions will have the effect of a vote against this proposal. There are no proposals to be considered at the annual meeting which are considered "non-discretionary" and, as a result, there will be no "broker non-votes".

PRINCIPAL BENEFICIAL OWNERS OF THE CORPORATION'S COMMON STOCK

         Persons and groups owning in excess of 5% of the common stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"). The following table sets forth, as of the voting record date, certain information as to the common stock beneficially owned by (i) persons or groups who own more than 5% of the common stock, (ii) the directors of the Corporation, (iii) certain executive officers of the Corporation named in the Summary Compensation Table, and (iv) all directors and executive officers of the Corporation and the Bank as a group. Other than as noted below, management knows of no person or group that owns more than 5% of the outstanding shares of common stock at the voting record date.


                                                                   Percent of Outstanding
                                       Amount and Nature of       Common Stock Benefically
          Name and Address             Beneficial Ownership                Owned
----------------------------------------------------------------------------------------------
Mary E. Dascombe                            91,000(2)                      6.36%
Raleigh, NC 27609

Directors:
George W. Freeman                           81,305(3)                      5.68%

Ronald L. Ashbaugh                          12,500(4)                        *

Brian C. McCarrier                           2,377(4)                        *

Robert L. Hunter                            15,659(5)                        *

John B. Mason                                6,702(6)                        *

James M. Crooks                             18,371(7)                        *

Mark A. Freemer                              4,000(1)                        *

David L. Cox                                13,580(4)                        *

William C. Marsh                            15,600(8)                        *

Executive Management:
Raymond M. Lawton                            1,200(1)                        *

Amanda L. Engles                                -                            *

All directors and executive officers
as a group (11 persons)                      171,294                       11.97%

                                                             (Footnotes on the following page)

(1) Based upon information provided by the respective beneficial owners and filings with the Securities and Exchange Commission ("SEC") made pursuant to the 1934 Act. For purposes of this table, pursuant to rules promulgated under the 1934 Act, an individual is considered to beneficially own shares of common stock if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares, or (2) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares.
(2) Of the 91,000 shares beneficially owned by Mrs. Dascombe, 2,677 shares are owned jointly with her spouse, and 23,937 shares are owned individually by her spouse.
(3) Of the 81,305 shares beneficially owned by Mr. Freeman, 2,500 shares are owned jointly with his spouse, 1,000 shares are owned jointly with his spouse in a family limited partnership and 37,805 shares are owned individually by his spouse.
(4)  All shares owned jointly with spouse.
(5) Of the 15,659 shares beneficially owned by Mr. Hunter, 5,304 shares are owned individually by his spouse.
(6) Of the 6,702 shares beneficially owned by Mr. Mason, 687 shares are held as custodian for his daughter.
(7) Of the 18,371 shares beneficially owned by Mr. Crooks, 3,273 shares are owned jointly with his spouse and 135 shares are held individually by his spouse.
(8) Of the 15,600 shares beneficially owned by Mr. Marsh, 650 shares are owned individually by his wife.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The common stock is registered pursuant to Section 12(g) of the 1934 Act. The officers and directors of the Corporation and beneficial owners of greater than 10% of the common stock are required to file reports on Forms 3, 4, and 5 with the SEC disclosing changes in beneficial ownership of the common stock. Based on the Corporation's review of such ownership reports, to the Corporation's knowledge, no executive officer, director, or 10% beneficial owner of the Corporation failed to file such ownership reports on a timely basis for the fiscal year ended December 31, 2008.

               INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR,
                   CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Election of Directors

         The Corporation has a classified Board of Directors with staggered three-year terms of office. In a classified board, the directors are generally divided into separate classes of equal number. The terms of the separate classes expire in successive years. Thus, at each annual meeting of shareholders, successors to the class of directors whose term shall then expire shall be elected to hold office for a term of three years, so that the office of one class shall expire each year.

         A majority of the members of our Board of Directors are independent based on an assessment of each member's qualifications by the Board, taking into consideration the Nasdaq Stock Market's requirements for independence. The Board of Directors has concluded that Messrs. Freemer, Crooks, Hunter, Freeman, McCarrier and Ashbaugh do not have any material relationships with the Corporation that would impair their independence. There are no arrangements or understandings between the Corporation and any person pursuant to which such person has been elected a director. Shareholders of the Corporation are not permitted to cumulate their votes for the election of directors.

         No director or executive officer of the Corporation is related to any other director or executive officer of the Corporation by blood, marriage or adoption, and each of the nominees currently serve as a director of the Corporation.

         Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees for director listed below. If the person named as nominee should be unable or unwilling to stand for election at the time of the annual meeting, the proxies will nominate and vote for one or more replacement nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as a director if elected.
 Any vacancy occurring on the Board of Directors of the Corporation for any reason may be filled by a majority of the directors then in office until the expiration of the term of office of the class of directors to which he or she was appointed. The Board of Directors recommends that its nominees be elected as directors. Ages are reflected as of December 31, 2008.

                      Nominees for Director for Three-Year Term Expiring in 2012

                                                Principal Occupation                  Director Since
        Name               Age                   for Past Five Years                 Bank/Corporation
---------------------   ---------   ---------------------------------------------   -------------------
Ronald L. Ashbaugh         73       Retired, former President of the Bank and the        1971/1989
                                    Corporation.

George W. Freeman          78       Owner of Freeman's Tree Farm.                        1964/1989

William C. Marsh           42       Since January 1, 2009, Chairman, President           2006/2006
                                    and Chief Executive Officer of the Bank and
                                    Corporation; From July 2007 to December
                                    2008, President and Chief Executive Officer
                                    of the Bank and Treasurer and Chief
                                    Financial Officer of the Corporation; from
                                    June 2006 through June 2007, Executive Vice
                                    President and Chief Financial Officer of the
                                    Corporation and the Bank; from February 2006
                                    through June 2006, Executive Vice President
                                    and Chief Financial Officer of Allegheny
                                    Valley Bancorp, Inc. and Allegheny Valley
                                    Bank of Pittsburgh; from March 2005 through
                                    February 2006, Chief Financial Officer of
                                    InterTECH Security, LLC; from October 2003
                                    through February 2005, Senior Vice President
                                    and Chief Financial Officer of NSD Bancorp,
                                    Inc. and North Side Bank. Mr. Marsh is a
                                    certified public accountant.

Brian C. McCarrier         45       President, Interstate Pipe and Supply Company        1997/1997


                                 Directors Whose Terms Expire in 2011

                                                Principal Occupation                   Director Since
        Name               Age                   for Past Five Years                  Bank/Corporation
---------------------   ----------   -------------------------------------------    --------------------
James M. Crooks            56       Owner, F.L. Crooks Clothing Company, Inc.,           2004/2004
                                    Retail Sales

Robert L. Hunter           67       Truck Dealer; President of: Hunter Truck Sales       1974/1989
                                    & Service, Inc.; Hunter Leasing, Inc.; Hunter
                                    Keystone Peterbilt, LLP; Hunter Erie Truck
                                    Sales LLP; Hunter Jersey Peterbilt, LLC ;
                                    Hunter Services Inc.

John B. Mason              60       President, H. B. Beels & Son, Inc.                   1985/1989

                                 Directors Whose Terms Expire in 2010

                                                Principal Occupation                  Director Since
        Name               Age                   for Past Five Years                 Bank/Corporation
---------------------   ----------   -------------------------------------------    -------------------

David L. Cox               58       Since January 1, 2009, Vice Chairman of the          1991/1991
                                    Bank and Corporation; from July 2007 to
                                    December 2008 , Chairman of the Bank and
                                    Chairman, President and Chief Executive
                                    Officer of the Corporation. Prior to July
                                    2007, Chairman, President and Chief Executive
                                    Officer of the Bank and Corporation since
                                    1997.

Mark A. Freemer            49       Partner, Clyde, Ferraro & Co., LLP, Certified        2004/2004
                                    Public Accountants


Director's Attendance at Annual Meetings

         All directors are expected to attend the Corporation's annual meeting of shareholders. All of the directors of the Corporation at the time attended the Corporation's 2008 annual meeting of shareholders.

Committees and Meetings of the Corporation and the Bank

         During 2008, the Board of Directors of the Corporation held five regular meetings and five special meetings and the Board of Directors of the Bank held 13 regular meetings. Each of the directors attended at least seventy-five percent (75%) of the combined total number of meetings of the Corporation's and Bank's Board of Directors and of the committees on which they serve.

         Membership on Certain Board Committees. The Board of Directors of the Corporation has established an audit committee, executive committee and a human resources committee. The human resources committee functions as the Corporation's compensation committee. The Corporation does not have a standing nominating committee and, instead, director nominations are considered by the entire Board. The Corporation's director nomination process is described below.

         The following table sets forth the membership of such committees as of the date of this proxy statement.

                                                                 Human
                Directors       Audit      Executive           Resources
           ------------------- -------- ---------------- ---------------------
           David L. Cox                        *
           Mark A. Freemer        **           *                   *
           James M. Crooks        *
           Robert L. Hunter       *            *                  **
           John B. Mason                                           *
           Ronald L. Ashbaugh     *            *
           George W. Freeman                   *                   *
           William C. Marsh                    *
           Brian C. McCarrier     *

______________________
*        Member
**       Chairman

         Audit Committee. The audit committee of the Board is composed of five members and operates under a written charter adopted by the Board of Directors. During 2008, the audit committee consisted of Messrs. Freemer (Chairman), Ashbaugh, Hunter, McCarrier and Crooks. The Board of Directors has identified Mark A. Freemer as an audit committee financial expert. The audit committee met four times in 2008. The Board of Directors has determined that each committee member is "independent," as defined by Corporation policy, SEC rules and the NASDAQ listing standards.

         The audit committee charter adopted by the Board sets out the responsibilities, authority and specific duties of the audit committee. The full text of the audit committee charter is available on our website at www.emclairefinancial.com. Pursuant to the charter, the audit committee has the following responsibilities:

          o To monitor the preparation of quarterly and annual financial reports;
          o To review the adequacy of internal control systems and financial reporting procedures with management and independent auditors; and
          o To review the general scope of the annual audit and the fees charged by the independent auditors.

         Human Resources Committee. The human resources committee of the Board functions as the compensation committee and has the responsibility to evaluate the performance of and determine the compensation for the Chairman of the Board, the President and Chief Executive Officer of the Bank, to approve the compensation structure for senior management, to review the Bank's salary administration program, and to review and administer the Corporation's bonus plans, including the management incentive program.

         The human resources committee, composed entirely of independent directors, administers the Corporation's executive compensation program. The members of the human resources committee, Messrs. Hunter (Chairman), Freeman, Freemer and Mason, meet all of the independence requirements under the listing requirements of the Nasdaq Stock Market. None of the members is a current or former officer or employee of the Corporation or any of its subsidiaries.

         The human resources committee is committed to high standards of corporate governance. The human resources committee's charter reflects the foregoing responsibilities and commitment, and the human resources committee and the Board will periodically review and revise the charter, as appropriate. The full text of the human resources committee charter is available on our website at www.emclairefinancial.com. The human resources committee's membership is determined by the Board. There were nine meetings of the full human resources committee in 2008.

         The human resources committee has exercised exclusive authority over the compensation paid to the Corporation's Chairman of the Board, President and Chief Executive Officer and reviews and approves salary increases and bonuses for the Corporation's other executive officers as prepared and submitted to the human resources committee by the Chairman of the Board, President and Chief Executive Officer. Although the human resources committee does not delegate any of its authority for determining executive compensation, the human resources committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the human resources committee.

         Nomination Process. The goal of the Board of Directors has been, and continues to be, to identify nominees for service on the Board of Directors who will bring a variety of perspectives and skills from their professional and business experience. Depending upon the current needs of the Board of Directors and the Corporation, certain factors may be weighed more or less heavily. The Board of Directors identifies nominees by first evaluating, on an informal basis, the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Corporation's business and/or unique situation who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective or skill set. If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Board of Directors will then determine if there is a need to replace that director or reduce the number of directors serving on the Board of Directors, in accordance with the Corporation's bylaws. If the Board of Directors determines a need to replace a non-continuing director, it identifies the desired skills and experience in light of the criteria set forth above. Current members of the Board of Directors are polled for suggestions as to individuals meeting those criteria, and research may also be performed to identify qualified individuals. To date, the Board of Directors has not formally engaged third parties to assist in identifying or evaluating potential nominees, although the Board of Directors reserves the right to do so in the future.

         Section 10.1 of the Corporation's bylaws contains provisions addressing the process by which a shareholder may nominate an individual to stand for election to the Board of Directors at the Corporation's Annual Meeting. Historically, the Corporation has not had a formal policy concerning shareholder recommendations for nominees. Given the size of the Corporation, the Board of Directors does not feel that such a formal policy is warranted at this time. The absence of such a policy, however, does not mean that a reasonable shareholder recommendation will not be considered, in light of the particular needs of the Corporation and the policies and procedures set forth above. The Board of Directors will reconsider this matter at such time as it believes that the Corporation's circumstances, including its operations and prospects, warrant the adoption of such a policy.

Executive Officers Who are Not Directors

         Set forth below is information with respect to the principal occupations during at least the last five years for the current executive officers of the Corporation and the Bank who do not serve as directors. All executive officers of the Corporation and the Bank are elected annually by the Board of Directors and serve at the discretion of the Board. There are no arrangements or understandings between the executive officers and the Corporation and any person pursuant to which such persons have been selected officers. Ages are reflected as of December 31, 2008.

         Raymond M. Lawton, age 54. Mr. Lawton is Senior Vice President, Chief Lending Officer and Secretary of the Corporation. Mr. Lawton has been Senior Vice President and Secretary since 2003 and Chief Lending Officer since 2002 and Chief Credit Officer since 1999.

         Amanda L. Engles, age 30. Ms. Engles is Principal Accounting Officer and Treasurer of the Corporation. Ms. Engles has been Vice President and Controller of the Bank since October 2007. She previously served as Accounting Manager of the Bank from December 2006 through October 2007; and Staff Accountant of the Bank from January 2004 through December 2006.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth a summary of certain information concerning the compensation awarded to or paid by the Corporation or its subsidiaries for services rendered in all capacities during 2008 to our principal executive officer as well as our two other highest compensated executive officers.

                                                                                               Changes in
                                                                                                 Pension
                                                                                               Value and
                                                                                              Nonqualified
                                                                                                Deferred         All
                                                                          Option     Stock    Compensation      Other
      Name and Principal Position (1)         Year    Salary  Bonus (2) Awards (3) Awards (3) Earnings (4) Compensation (5)  Total
-------------------------------------------- ------- -------- --------- ---------- ---------- ------------ ---------------- --------
David L. Cox, Chairman,                       2008   $173,000 $  51,900 $   26,851 $      438 $     45,571 $      97,112(6) $394,871
   President and Chief                        2007   $168,000 $  50,400 $    7,489 $        - $     44,011 $      19,120    $289,020
   Executive Officer

William C. Marsh, Treasurer                   2008   $157,000 $  47,100 $   20,416 $      438 $     22,060 $      21,088    $268,102
   and Chief Financial Officer                2007   $142,000 $  42,600 $    5,617 $        - $     21,280 $      18,080    $229,577

Raymond M. Lawton, Senior                     2008   $110,000 $  27,500 $   13,481 $        - $     27,778 $       5,450    $184,208
   Vice President and Chief                   2007   $105,000 $  26,250 $    3,744 $        - $     26,758 $       4,200    $165,952

 ----------------------------------------
          (1) Effective January 1, 2009, William C. Marsh was appointed the, Chairman, President and Chief Executive Officer of the Corporation and the Bank and David L. Cox became Vice Chairman of the Corporation and the Bank.
          (2) Bonuses were paid in 2009 for 2008 performance pursuant to the Corporation's Management Incentive Program.
          (3) Reflects the dollar amount recognized for financial statement reporting purposes for 2008 in accordance with FAS 123(R) of awards pursuant to the 2007 Stock Incentive Plan and Trust adopted in 2007.
          (4) Reflects the increase in the actuarial present value of the named executive officer's accumulated benefits under the Corporation's defined benefit pension plan and supplemental executive retirement plan at the relevant measurement date used for financial reporting purposes for 2008 compared to 2007 and for 2007 compared to 2006.
          (5) Includes director's fees from the Corporation and the Bank totaling $12,600 in 2008 and $12,000 in 2007, and matching amounts under the Corporation's 401(k) plan.
          (6) Amount reported includes $75,000 paid to Mr. Cox pursuant to the Farmers National Bank of Emlenton Deferred Compensation Plan. See page 11 of this Proxy Statement for a description of this plan and the two additional payments to be paid to Mr. Cox after the year ended December 31, 2008.

Pension Plan

         The Bank maintains a defined benefit pension plan for all eligible employees. An employee becomes vested in the plan after five years. Upon retirement at age 65, a terminated participant is entitled to receive a monthly benefit. Prior to a 2002 amendment to the plan, the benefit formula was 1.1% of average monthly compensation plus .4% of average monthly compensation in excess of six hundred seventy five ($675) multiplied by years of service. In 2002, the plan was amended to change the benefit structure to a cash balance formula under which the benefit payable is the actuarial equivalent of the hypothetical account balance at normal retirement age. However, the benefits already accrued by the employees prior to the amendment were not reduced. In addition, the prior benefit formula continues through December 31, 2012, as a minimum benefit. In 2008, the Bank contributed $360,000 to the pension plan.

401(k) Plan

         The Bank provides a match of an employee's contribution to the 401(k) plan up to 4% of the participant's salary.

Supplemental Retirement Agreements

         In October 2002, following Board of Director approval, the Bank entered into supplemental retirement agreements with Messrs. Cox and Lawton and in June 2006 with Mr. Marsh ("Supplemental Agreements"). The Supplemental Agreements are non-qualified defined benefit plans and are unfunded. The Supplemental Agreements have no assets, and the benefits payable under the Supplemental Agreements are not secured. The Supplemental Agreement participants are general creditors of the Corporation in regards to their vested Supplemental Agreement benefits. The Supplemental Agreements provide for retirement benefits upon reaching age 65, and participants are fully vested five years after the inception of the Supplemental Agreements. Upon attaining the age of 65, Messrs. Cox, Marsh and Lawton would be entitled to $520,000, $1.1 million and $720,000, respectively, over a 20 year period under their Supplemental Agreements. The Corporation accrued $19,920, $10,020 and $17,820 in expense for the Supplemental Agreements for Messrs. Cox, Marsh and Lawton, respectively, for the year ended December 31, 2008.

         Each of the Supplemental Agreements provides that in the event of a change of control of the Corporation (as defined in the agreements), the officer
(i) if he has not yet qualified for retirement benefits, shall have the right to demand his withdrawal benefits (which is an amount equal to the present value of the normal retirement benefit, using a 7% discount rate and monthly compounding of interest) in a single lump sum payment, or (ii) if he has qualified for retirement benefits or has begun receiving a retirement benefit under the Supplemental Agreement, shall have the right to demand his benefits in a single lump sum payment in an amount equal to the normal retirement benefit. In the event of a change in control on December 31, 2008, Messrs. Cox, Marsh, and Lawton could have been entitled to lump sum payments of $175,485, $122,115 and $182,790, respectively. Such payments could be limited if they are deemed "parachute payments" under Section 280G of the Internal Revenue Code, as amended.

The Farmers National Bank of Emlenton Deferred Compensation Plan

         In December 2008, the Board of Directors adopted The Farmers National Bank of Emlenton Deferred Compensation Plan (the "Deferred Compensation Plan"), and named David L. Cox as the sole participant. The purpose of the Deferred Compensation Plan is to promote the continued success of the Corporation by providing to David Cox a deferred benefit in recognition of his 35 years of service as an executive officer of the Corporation and the Bank. The Deferred Compensation Plan satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and is an unfunded, unsecured promise to pay on the part of the Corporation. For purposes of the Employment Retirement Income Security Act of 1974 ("ERISA"), the Deferred Compensation Plan is an unfunded plan solely for the benefit of the participant for the purpose of qualifying the Deferred Compensation Plan for the "top hat" plan exception under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Pursuant to the Deferred Compensation Plan, the Corporation paid Mr. Cox $75,000 in December 2008, $210,000 in January 2009 and a third installment of $165,000 is scheduled to be paid in January 2010 without regard to Mr. Cox's continued employment with the Corporation.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, with respect to the executive officers named in the Summary Compensation Table, information with respect to the number of options and awards held as of December 31, 2008. All options and awards were granted pursuant to the Corporation's 2007 Stock Incentive Plan and Trust adopted in 2007 and approved by shareholders at the 2007 annual meeting.

                                                          Option Awards
                           ---------------------------------------------------------------------------
                                        Number of
                            Securities Underlying Unexercised
                                          Options
                           ------------------------------------
           Name               Exercisable      Unexercisable    Exercise Price  Option Expiration Date
           ----               -----------      -------------    --------------  ----------------------
David L. Cox                      --                 20,000 (1)         $ 26.00       6/20/2017
William C. Marsh                  --                 15,000 (1)         $ 26.00       6/20/2017
William C. Marsh                  --                  5,000 (2)         $ 22.50       11/19/2018
Raymond M. Lawton                 --                 10,000 (1)         $ 26.00       6/20/2017
Raymond M. Lawton                 --                  1,000 (2)         $ 22.50       11/19/2018

-----------------------
(1) Options become fully vested and exercisable on June 20, 2010.
(2) Options become fully vested and exercisable on November 19, 2011.


                                                        Stock Awards (1)
                           --------------------------------------------------------------------------
                               Number of      Market Value of       Equity Incentive Plan Awards
                            Shares of Stock   Shares of Stock     Unearned Shares or Other Rights
                                                               --------------------------------------
           Name               Not Vested        Not Vested       Not Vested         Market Price
           ----               ----------        ----------       ----------         ------------
David L. Cox                      500             $22.50             --                  --
William C. Marsh                  500             $22.50             --                  --

---------------------------------
(1) Stock awards become fully vested on November 19, 2011.

Employment and Change of Control Agreements

         Effective July 1, 2007, the Corporation and the Bank entered into employment agreements with Messrs. Cox and Marsh. These agreements replace prior change in control agreements with such individuals. The agreements have an initial term ending on June 30, 2010, provided that such terms shall be automatically renewed for successive one-year periods each July 1 unless notice to the contrary is provided at least 30 days prior to the renewal. The agreements also provide that if the individual is terminated by the Corporation or the Bank for other than cause, disability, retirement or the individual's death or the individual terminates employment for good reason (as defined in the agreements) after a change in control of the Corporation, the individual will be entitled to the payment of a cash severance amount equal to three times the individual's average annual compensation and the maintenance of insurance and other benefits, provided that such payments will be limited if they are deemed "parachute payments" under Section 280G of the Internal Revenue Code, as amended. In connection with Mr. Cox entering into the Deferred Compensation Plan and his transition to a part-time employee, the Corporation, the Bank and Mr. Cox have mutually agreed to terminate his employment agreement.

         In addition, effective July 1, 2007, the Corporation and the Bank entered into a change in control agreement with Raymond M. Lawton, Senior Vice President of the Corporation and the Bank. The agreement with Mr. Lawton replaces his prior change in control agreement with the Bank. The agreement has an initial term ending on June 30, 2009, provided that such term shall be automatically renewed for successive one-year periods each July 1 unless notice to the contrary is provided at least 30 days prior to the renewal. The agreement also provides that if the individual is terminated by the Corporation or the Bank (or any successor) within 24 months subsequent to a change in control of the Corporation for other than cause, disability, retirement or the individual's death or the individual terminates employment for good reason (as defined in the agreement) after a change in control of the Corporation, the individual will be entitled to the payment of a cash severance amount equal to two times the individual's average annual compensation and the maintenance of insurance and other benefits, provided that such payments will be limited if they are deemed "parachute payments" under Section 280G of the Internal Revenue Code, as amended.

Certain Transactions

         Other than as set forth below, there have been no material transactions, proposed or consummated, between the Corporation and the Bank with any director or executive officer of the Corporation or the Bank, or any associate of the foregoing persons.

         The Bank, like many financial institutions, has followed a written policy of granting various types of loans to officers, directors, and employees and under such policy grants a discount of 100 basis points on loans extended to all employees, including executive officers. With the exception of such policy, all loans to executive officers and directors of the Corporation and the Bank have been made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank's other customers, and do not involve more than the normal risk of collectibility nor present other unfavorable features. All of such loans are approved by the board of directors. The following table presents a summary of the only loan in excess of $120,000 extended by the Bank to any of the Corporation's directors, nominees for director, executive officers or immediate family members of such individuals.

                                                           Highest
                                                          Principal                 Amount Paid
                                                           Balance                  During Year
                                                           During     Balance    ------------------   Interest
    Name and Position              Type         Year Made   Year     12/31/08    Principle Interest    Rate
--------------------------------------------------------------------------------------------------------------
David L. Cox               Residential Mortgage   2003    $138,854   $130,940     $7,915    $7,630      5.63%
Chairman, President
and Chief Executive Officer (1)

---------------------
(1) Effective January 1, 2009, Mr. Cox became the Vice Chairman of the Corporation and the Bank.

Director Compensation

         During 2008, directors received $1,050 per month for their services as a director of the Bank regardless of attendance at board meetings. The Chairman of the Audit Committee received an additional $100 per month for his services as Audit Committee Chairman. No additional compensation is paid for service as a director of the Corporation. In addition, outside directors received $240 for each Bank committee meeting that they attended during 2008. During 2008, total fees paid to all non-employee directors amounted to $139,350.

         The following table sets forth information concerning compensation paid or accrued by the Corporation and the Bank to each non-officer member of the Board of Directors during the year ended December 31, 2008.

                                       Fees Earned        Option
                   Name              or Paid in Cash    Awards (1)     Total
         ------------------------   ------------------  ----------  -----------
         Ronald L. Ashbaugh          $          19,800   $   3,123  $    22,923
         James M. Crooks                        14,520       3,123       17,643
         George W. Freeman                      20,520       3,123       23,643
         Mark A. Freemer                        17,400       3,123       20,523
         Robert L. Hunter                       15,480       3,123       18,603
         J. Michael King                        15,630       3,123       18,753
         John B. Mason                          20,760       3,123       23,883
         Brian C. McCarrier                     15,240       3,123       18,363

(1) Reflects the dollar amount recognized for financial statement reporting purposes for 2008 in accordance with FAS 123(R) of awards pursuant to the 2007 Stock Incentive Plan and Trust.

         RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         The audit committee of the Board of Directors appointed Beard Miller Company LLP as the independent registered public accounting firm to audit the Corporation's financial statements for the year ending December 31, 2009. The audit committee considered the compatibility of the non-audit services provided to the Corporation by Beard Miller Company LLP in 2008 described below on the independence of Beard Miller Company LLP from the Corporation in evaluating whether to appoint Beard Miller Company LLP to perform the audit of the Corporation's financial statements for the year ending December 31, 2009.

         The following table sets forth the aggregate fees paid by us to Beard Miller Company LLP for professional services rendered by Beard Miller Company LLP in connection with the audit of the Corporation's consolidated financial statements for 2008 and 2007, as well as the fees paid by us to Beard Miller Company LLP for audit-related services, tax services and all other services rendered by Beard Miller Company LLP to us during 2008 and 2007.

                                        2008                  2007
                                        ----                  ----
         Audit Fees        (1)   $           55,500   $             51,100
         Audit Related Fees(2)               47,435                  6,000
                                 ------------------   --------------------
            Total                $          102,935   $             57,100
                                 ==================   ====================

-----------------------------
(1) The audit fees include only fees that are customary under generally accepted auditing standards and are the aggregate fees the Corporation incurred for professional services rendered for the audit of the Corporation's annual financial statements for fiscal years 2008 and 2007 and the reviews of the financial statements included in the Corporation's Quarterly Reports on Forms 10-Q for fiscal years 2008 and 2007.
(2) In both years, audit-related services included audits of the Corporation's benefit plans. In addition, 2008 audit-related fees include fees paid for services rendered associated with the Corporation's public stock offering. These audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Corporation's financial statements.

         The audit committee selects the Corporation's independent registered public accounting firm and separately pre-approves all audit services to be provided by it to the Corporation. The audit committee also reviews and separately pre-approves all audit-related, tax and all other services rendered by our independent registered public accounting firm in accordance with the audit committee's charter and policy on pre-approval of audit-related, tax and other services. In its review of these services and related fees and terms, the audit committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm.

         Since May 6, 2003, the effective date of SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of Beard Miller Company LLP was approved in advance by the audit committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC's rules.

                          REPORT OF THE AUDIT COMMITTEE

         In discharging its oversight responsibility, the audit committee has met and held discussions with management and Beard Miller Company LLP, the independent auditors for the Corporation. Management represented to the audit committee that all consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

         In addition, the audit committee has discussed with the independent auditors the auditors' independence from management and the Corporation, and has received and discussed with the independent auditors the matters in the written disclosures required by the Independence Standards Board and as required under the Sarbanes-Oxley Act of 2002, including considering the permissibility of nonaudit services with the auditors' independence.

         The audit committee also obtained from the independent auditors a formal written statement describing all relationships between the Corporation and Beard Miller Company LLP that bear on the auditors' independence consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence. The audit committee discussed with the independent auditors any relationships that may impact the firm's objectivity and independence and satisfied itself as to the auditors' independence.

         Based on these discussions and reviews, the audit committee recommended that the Board of Directors approve the inclusion of the Corporation's audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

Respectfully submitted by the members of the audit committee of the Board of
Directors:

Mark A. Freemer, Chairman
Ronald L. Ashbaugh
James M. Crooks
Robert L. Hunter
Brian C. McCarrier

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

         Unless instructed to the contrary, it is intended that votes will be cast pursuant to the proxies for the ratification of the selection of Beard Miller Company LLP, Certified Public Accountants, of Wexford, Pennsylvania, as the Corporation's independent public accountants for its fiscal year ending December 31, 2009. The Corporation has been advised by Beard Miller Company LLP that none of its members have any financial interest in the Corporation. Ratification of Beard Miller Company LLP will require an affirmative vote of a majority of the shares of common stock cast at the Annual Meeting.

         In addition to performing customary audit services related to the audit of the Corporation's financial statements, Beard Miller Company LLP will assist the Corporation with the preparation of its federal and state tax returns and will perform required retirement plan audits, charging the Corporation for such services at its customary hourly billing rates.

         Representatives of Beard Miller Company LLP will be present at the annual meeting, will be available to respond to your questions and will be able to make such statements as they desire.

         The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of Beard Miller Company LLP as the auditors for the Corporation for the year ending December 31, 2009.

         It is understood that even if the selection of Beard Miller Company LLP is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent auditing firm at any time during the year if the Board of Directors determines that such a change would be in the best interest of the Corporation and its shareholders.

                     ADVISORY VOTE ON EXECUTIVE COMPENSATION

         The Corporation is asking shareholders to approve the compensation of the Corporation's named executive officers as described under "Executive Compensation" and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement (see pages 10 to 14).

Background of the Proposal

         The American Recovery and Reinvestment Act of 2009 (the "ARRA") was signed into law on February 17, 2009, and imposes significant new requirements for and restrictions relating to the compensation arrangements of financial institutions that received government funds through the Troubled Asset Relief Program ("TARP"). These new executive compensation compliance requirements will be effective for both new and existing TARP recipients until a participant repays the financial assistance received through TARP, including the TARP Capital Purchase Program ("CPP"). The Corporation is a TARP recipient because of its participation in the CPP, pursuant to which the Corporation issued preferred stock and warrants to purchase the Corporation's common stock to the U.S. Department of the Treasury.

         The ARRA requires, among other things, that all participants in the TARP permit a non-binding shareholder vote to approve the compensation of the Corporation's executives, commonly referred to as "Say-on-Pay" proposal.

         As provided in the ARRA, the vote is not binding on the Corporation's Board of Directors and may not be construed as overruling a decision by the Board of Directors, nor creating or implying any additional fiduciary duty by the Board of Directors, nor be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

         Shareholders are encouraged to carefully review the "Executive Compensation" section of this Proxy Statement and the tabular disclosure regarding named executive officer compensation for a detailed discussion of the Corporation's executive compensation program.

         The purpose of the Corporation's compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to the Corporation's long-term success and enhancement of shareholder value. The Board of Directors believes the Corporation's compensation policies and procedures achieve this objective, and are strongly aligned with the long-term interests of shareholders. The Corporation is providing shareholders the opportunity to endorse or not endorse the Corporation's executive compensation policies and procedures through the following resolution:

         "RESOLVED, that the shareholders of the Corporation approve the compensation of the Corporation's executives named in the Summary Compensation Table of the Corporation's Proxy Statement for the 2009 Annual Meeting of Shareholders, including the Executive Compensation section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement."

Vote Required; Effect

         Approval of the Corporation's executive compensation policies and procedures would require the affirmative vote of a majority of the total votes entitled to be cast by the holders of the Corporation's Common Stock represented in person or by proxy at the Annual Meeting. Proxies received by the Corporation and not revoked prior to or at the Annual Meeting will be voted in favor of this non-binding proposal unless otherwise instructed by the shareholder. Abstentions, and shares not voted by shareholders of record present or represented at the Annual Meeting and entitled to vote, will have the same effect as a vote cast against the proposal. Because the shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the Human Resources Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

         The Board of Directors unanimously recommends a vote "FOR" approval of the compensation of executive officers as described in the Executive Compensation section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

                                  ANNUAL REPORT

         A copy of the Corporation's Annual Report for its fiscal year ended December 31, 2008, is being mailed with this Proxy Statement and is available over the Internet at www.emclairefinancial.com. Such Annual Report is not to be treated as part of the proxy solicitation material or having been incorporated herein by reference.

                              SHAREHOLDER PROPOSALS

         Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Corporation's proxy statement for its 2009 Annual Meeting of Shareholders must deliver such proposal in writing to the Secretary of Emclaire Financial Corp. at the principal executive offices of the Corporation at 612 Main Street, Post Office Box D, Emlenton, Pennsylvania 16373, no later than November XX, 2009.

         Under the Corporation's current bylaws, business proposal nominations for directors other than those to be included in the Corporation's proxy materials following the procedures described in Rule 14a-8 under the 1934 Act, may be made by shareholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the bylaws. Nominations must be received no less than sixty (60) days prior to the annual meeting.

         In the event the Corporation received notice of a shareholder proposal to take action at next year's annual meeting of shareholders that is not submitted for inclusion in the Corporation's proxy material, or is submitted for inclusion but is properly excluded from the proxy material, the persons named in the proxy sent by the Corporation to its shareholders intend to exercise their discretion to vote on the shareholder proposal in accordance with their best judgment.

                    SHAREHOLDER COMMUNICATION WITH THE BOARD

         The Corporation does not have a formal procedure for shareholder communication with its Board of Directors. In general, officers are easily accessible by telephone or mail. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the President with a request to forward the same to the intended recipient. In the alternative, shareholders can send correspondence to the Board to the attention of the Board Chairman, William C. Marsh, or to the attention of the Chairman of the Audit Committee, Mark A. Freemer, in care of the Corporation at the Corporation address. All such communications will be forwarded unopened.

                                  OTHER MATTERS

         The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the Notice of Meeting, but if any matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment.

                             ADDITIONAL INFORMATION

         Upon written request, a copy of the Corporation's Annual Report on Form 10-K may be obtained, without charge from William C. Marsh, President and Chief Executive Officer, Emclaire Financial Corp., 612 Main Street, Post Office Box D, Emlenton, Pennsylvania 16373. In addition, the Corporation files reports with the SEC. Free copies can be obtained from the SEC website at www.sec.gov or on the Corporation's website at www.emclairefinancial.com.